        Exhibit 10.2
FORM
SONIC AUTOMOTIVE, INC.
2026 EQUITY INCENTIVE PLAN
[YEAR] PERFORMANCE-BASED
RESTRICTED STOCK UNIT AGREEMENT
This Performance-Based Restricted Stock Unit Agreement (the “Restricted Stock Unit Agreement”) is entered into as of [Grant Date] (the “Grant Date”) between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and [Participant Name] (the “Participant”).
WHEREAS, the Company has established the Sonic Automotive, Inc. 2026 Equity Incentive Plan (the “Plan”), pursuant to which the Company may, from time to time, make grants of restricted stock units (“Restricted Stock Units”) to eligible employees and other individuals providing services to the Company and its Subsidiaries (as defined in the Plan);
WHEREAS, in consideration for the Participant’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Participant a certain number of Restricted Stock Units pursuant to the terms and conditions of the Plan and this Restricted Stock Unit Agreement; [and]
[WHEREAS, this grant of Restricted Stock Units also is in consideration for and conditioned upon the Participant entering into the Restrictive Covenants and Confidentiality Agreement that accompanies this Restricted Stock Unit Agreement] [the Participant previously executed and delivered to the Company in connection with a prior equity incentive award];
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth below, the Company and the Participant hereby agree as follows:
1.Grant of Restricted Stock Units. In consideration for the Participant’s service to the Company and/or its Subsidiaries and subject to the terms and conditions set forth in this Restricted Stock Unit Agreement and the Plan, the Company grants to the Participant [insert number] Restricted Stock Units (the “Target Grant”). Each Restricted Stock Unit represents the contingent right to receive a share of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”), [or the cash equivalent thereof,] as described in this Restricted Stock Unit Agreement. As used in this Restricted Stock Unit Agreement, the term “Restricted Stock Units” refers to the Target Grant or the Adjusted Grant (defined in Section 2 below), as applicable.
[This grant of Restricted Stock Units also is subject to the Participant’s entering into the accompanying Restrictive Covenants and Confidentiality Agreement. If the Participant has previously executed and delivered to the Company the Restrictive Covenants and Confidentiality Agreement in connection with a prior equity incentive award, the Participant shall be deemed to have satisfied such condition with respect to this grant of Restricted Stock Units.]

Capitalized terms not otherwise defined in this Restricted Stock Unit Agreement have the meanings given to them in the Plan.

2.Performance Condition(s). The Target Grant shall be subject to forfeiture based on [insert performance-based criteria and related provisions]. [If the Company achieves [insert performance-based criteria and related provisions], the “Adjusted Grant” is the number of Restricted Stock Units, if any, that shall remain outstanding (but still subject to forfeiture as provided in Section 3 below and as provided elsewhere in this Restricted Stock Unit Agreement and the Plan).]

3.Vesting Conditions. Except as otherwise provided below in Section 4 or elsewhere in this Restricted Stock Unit Agreement, the Adjusted Grant will vest [insert vesting schedule]. Vesting on any such date is subject to the Participant’s continued service with the Company through such date and subject to the other terms of this Restricted Stock Unit Agreement. Only a whole number of Restricted Stock Units will become vested as of any vesting date.
4.Termination of Service.
(a)Involuntary Termination Without Cause. If the Participant incurs an Involuntary Termination Without Cause prior to [full vesting date], the Adjusted Grant will become fully vested (to the extent not yet vested) on the later of (i) the date of such termination or (ii) the date that the Compensation Committee of the Company’s Board of Directors determines the extent to which the performance condition[(s)] described in Section 2 have been achieved.
(b)Death or Disability. If the Participant incurs a Termination of Service prior to [full vesting date] due to the Participant’s death or Disability, the Adjusted Grant will become fully vested (to the extent not yet vested) on the later of (i) the date of such Termination of Service or (ii) the date that the Compensation Committee of the Company’s Board of Directors determines the extent to which the performance condition[(s)] described in Section 2 have been achieved.
(c)Termination for Cause and Other Termination of Employment. If the Participant incurs a Termination of Service for Cause or for any other reason not specifically addressed above (including voluntary resignation), all unvested Restricted Stock Units (whether under the Target Grant or the Adjusted Grant) shall be immediately and automatically forfeited by the Participant.
(d)Definitions. For purposes of this Restricted Stock Unit Agreement, the following terms have the definitions indicated:
(i)“Cause” means any act, action or series of acts or actions or any omission, omissions or series of omissions which result in, or which have the effect of resulting in, (A) the commission of a crime by the Participant involving moral turpitude, which crime has a material adverse impact on the Company or any Subsidiary or which is intended to result in the personal enrichment of the Participant at the expense of the Company or any Subsidiary; (B) a material violation of the Participant’s responsibilities or the Participant’s gross negligence or willful misconduct; (C) the continuous and willful failure by the Participant to follow the reasonable directives of the Company’s Board of Directors; (D) the Participant’s material violation of any employment agreement, restrictive covenant agreement and/or confidentiality agreement with the Company and/or a Subsidiary or the Participant’s intentionally engaging in any activity that conflicts with or is adverse to the business or other interests of the Company; (E) conviction of a felony; or (F) the Participant’s failure or refusal to cooperate with the Company or a Subsidiary in any investigation or formal proceeding with respect to which the Participant’s reasonable cooperation has been requested.
(ii)“Code” has the meaning given to such term under the Plan.
(iii)“Disability” means the permanent and total disability of the Participant, determined in accordance with the Plan; provided that to the extent the Restricted Stock Units constitute or provide nonqualified deferred compensation subject to Section 409A of the Code, Disability means that the Participant is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

(iv)“Involuntary Termination Without Cause” means a Termination of Service due to the dismissal of, or the request for the resignation of, the Participant either (A) by court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to actions or omissions that would constitute Cause; or (B) by a duly authorized corporate officer of the Company or any Subsidiary, or by the Company’s Board of Directors, for any reason other than for Cause.
(v)“Termination of Service” has the meaning given to such term under the Plan; provided, that to the extent the Restricted Stock Units constitute or provide nonqualified deferred compensation subject to Section 409A of the Code, the Termination of Service also must constitute a separation from service under Section 409A of the Code.
[Replace/revise foregoing provisions with alternative or different terms as determined by the Committee in accordance with Plan terms]
5.Settlement of Restricted Stock Units. The number of Restricted Stock Units that become vested as of a specified date pursuant to Section 3 above will be settled within thirty-one (31) days after such date and the number of Restricted Stock Units that become vested as of an earlier date pursuant to Section 4 because the Participant incurs a Termination of Service due to Involuntary Termination Without Cause, death or Disability will be settled within thirty-one (31) days after such date or if later, within the period from [February 1, [year] to March 15, [year]]; provided, that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment.
[Upon settlement, the Restricted Stock Units shall be converted to, and settled in the form of, [a single payment in the form of an equivalent number of shares of Common Stock] [in a single lump sum cash payment in an amount equal to the Fair Market Value of a share of Common Stock (as determined pursuant to the Plan) on the vesting date multiplied by the number of Restricted Stock Units to be settled.]] OR [The Compensation Committee of the Company’s Board of Directors will determine, in its sole discretion, at or before the applicable time of settlement whether the vested Restricted Stock Units will be settled in the form of (a) a single payment of an equivalent number of shares of Common Stock, (b) a single lump sum cash payment in an amount equal to the Fair Market Value of a share of Common Stock (as determined pursuant to the Plan) on the vesting date multiplied by the number of Restricted Stock Units to be settled, or (c) a combination of shares of Common Stock and cash.]

Notwithstanding the foregoing, if vesting and payment are triggered by a Termination of Service due to Involuntary Termination Without Cause or Disability and the Participant is classified as of the date of such separation from service as a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code (and determined by the Company in accordance with its procedures for such purpose), such payment instead will be made on the first business day following the expiration of the six (6)-month period measured from the date of the Participant’s separation from service (or, in accordance with Section 409A of the Code, an earlier date during such six-month period in the event of the Participant’s death during such period). The foregoing will apply only to the extent any of the relevant Restricted Stock Units provide for a deferral of compensation under Section 409A of the Code.

[Replace/revise foregoing provisions with alternative or different terms as determined by the Committee in accordance with Plan terms]

6.Change in Control. In the event of a Change in Control (as defined in the Plan), the Restricted Stock Units will vest and become payable to the extent provided in the Plan, with such settlement within thirty (30) days following such Change in Control; provided, that to the extent any of the Restricted Stock Units provide for a deferral of compensation under Section 409A of the Code, the foregoing will apply only if such “change in control” also constitutes a “change in control event” under Section 409A of the Code.
[Upon settlement, the Restricted Stock Units shall be converted to, and settled in the form of, [a single payment in the form of an equivalent number of shares of Common Stock] [in a single lump sum cash payment in an amount equal to the Fair Market Value of a share of Common Stock (as determined pursuant to the Plan) on the vesting date multiplied by the number of Restricted Stock Units to be settled.]] OR [The Compensation Committee of the Company’s Board of Directors will determine, in its sole discretion, at or before the applicable time of settlement whether the vested Restricted Stock Units will be settled in the form of (a) a single payment of an equivalent number of shares of Common Stock, (b) a single lump sum cash payment in an amount equal to the Fair Market Value of a share of Common Stock (as determined pursuant to the Plan) on the vesting date multiplied by the number of Restricted Stock Units to be settled, or (c) a combination of shares of Common Stock and cash.] [Replace/revise foregoing provisions with alternative or different terms as determined by the Committee in accordance with Plan terms]

7.[No] Dividend Equivalents. [The Participant will not be credited with or receive any dividend equivalents with respect to the Restricted Stock Units.] OR [If applicable, describe the form, time of payment and other terms of dividend equivalents to be received if the Board of Directors declares a cash dividend with respect to the Common Stock, as specified by the Compensation Committee in accordance with the Plan.]
8.No Rights as Stockholder Prior to Settlement in Shares (If applicable). The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be represented by the Restricted Stock Units unless and until the Participant becomes the holder of record of such Common Stock. No adjustments will be made for distributions (whether in cash, units, securities or other property) by the Company or other rights for which the record date is prior to the date that the Participant has become the holder of record of such shares of Common Stock.
9.Restrictions on Transferability. The Participant may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock Units in any manner. No attempted assignment, pledge or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective, but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock Units, the Restricted Stock Units shall be forfeited.
10.Company Policies. The Participant acknowledges that the Restricted Stock Units and the Participant’s entitlements with respect thereto are subject to the terms and conditions of applicable law and the Plan and applicable policies and procedures adopted by the Company from time to time regarding clawbacks, forfeitures, recoupments and/or hedging. Without limiting the foregoing, by acceptance of the Restricted Stock Units, the Participant agrees to return to the Company any shares of Common Stock and pay to the Company or applicable Subsidiary any amounts that may be required to be returned, recovered or repaid pursuant to the terms of the Plan, the authority of the Committee thereunder, any such Company policies or procedures, and/or applicable law or stock exchange rules.

11.Restrictive Covenants. In the event that the Company determines that the Participant has violated the terms of any secrecy, confidentiality, noncompetition, no-solicit, no-hire or other restrictive covenants or clauses contained in any agreement with the Company and/or one or more Subsidiaries including but not limited to any Restrictive Covenants and Confidentiality Agreement (even if such covenants, clauses or agreements are held invalid or unenforceable), then (a) any unvested Restricted Stock Units and any shares of Common Stock or cash payments arising from vested Restricted Stock Units that have not yet been delivered to the Participant shall be immediately and automatically forfeited and rescinded upon such violation and (b) if any other Restricted Stock Units have vested after such violation or within two (2) years prior to such violation, then (without regard to tax consequences) the Participant agrees to return the previously received cash payments, and, if applicable, the previously received corresponding shares of Common Stock to the Company or if the Participant has sold or disposed of such shares, the Participant agrees to immediately pay the Company an amount equal to the fair market value of such shares at the time of such sale or disposition. Subject to applicable law, the Company and its Subsidiaries have the right to offset such payment amount against any amounts otherwise owed to the Participant by the Company or a Subsidiary (including, but not limited to, wages or other compensation, vacation pay, fringe benefits or pursuant to any other compensatory arrangement); provided, that any payment that constitutes nonqualified deferred compensation subject to Section 409A of the Code, as determined by the Company, shall be subject to offset only to the extent such offset would not give rise to a failure to comply with Section 409A of the Code. Notwithstanding the foregoing, nothing under this Section shall limit the Company’s or its Subsidiaries’ remedies under any such agreements containing secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses or otherwise against the Participant for violations thereof.
12.Forfeiture Procedures. In the event of the forfeiture of any Restricted Stock Units, such forfeiture shall be automatic and without further act by the Participant or the Company, and neither the Company nor any Subsidiary will have any further obligation to the Participant under this Restricted Stock Unit Agreement with respect to, and the Participant shall not have any further interest in, such Restricted Stock Units. Notwithstanding the foregoing, if requested by the Company (or its agent), the Participant shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.
13.Tax Matters (Withholding). The Participant shall pay or make provision for payment to the Company or a Subsidiary, as applicable, through payroll withholding (which the Participant hereby authorizes), other withholding or other means acceptable to the Committee and permissible under the Plan (including withholding of shares of Common Stock), of the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock Units (including, without limitation, vesting and settlement events). If other satisfactory withholding arrangements have not been made by the Participant and unless otherwise provided by the Committee, the Company shall retain and withhold from the cash payment or, if applicable, the shares of Common Stock otherwise deliverable to the Participant upon vesting and/or settlement of the Restricted Stock Units such cash amount necessary to satisfy the applicable tax withholding or, if applicable, such number of shares with a value sufficient to satisfy the statutory minimum required withholding amount and any remaining amount shall be otherwise satisfied as described above. The determination of the withholding amounts due shall be made by the Company and/or its Subsidiaries and shall be binding upon the Participant. The Company shall not be required to deliver any shares of Common Stock (if applicable) unless the Participant has made acceptable arrangements to satisfy any such withholding requirements. Nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

NOTWITHSTANDING ANY ACTION THAT THE COMPANY OR A SUBSIDIARY TAKES WITH RESPECT TO ANY TAX-RELATED WITHHOLDING, THE PARTICIPANT ACKNOWLEDGES THAT THE PARTICIPANT IS AND REMAINS RESPONSIBLE FOR AND IS ADVISED TO CONSULT WITH THE PARTICIPANT’S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THE PARTICIPANT THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK UNITS. THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE TREATMENT OF ANY TAXES IN CONNECTION WITH THE RESTRICTED STOCK UNITS.

14.Adjustments. Subject to the Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, will be made to the outstanding Restricted Stock Units by the Committee to prevent the dilution or enlargement of rights. The Committee also will make adjustments in its discretion to eliminate any resulting fractional shares or Restricted Stock Units.
The existence of the Restricted Stock Units does not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

15.Nature of Arrangement. The Participant’s rights under this Restricted Stock Unit Agreement are only contractual in nature unsecured by any assets of the Company or any Subsidiary. The Company is not required to segregate any specific funds, assets or other property from its general assets with respect to the Restricted Stock Units. The Participant shall have no rights under this Restricted Stock Unit Agreement other than as an unsecured general creditor of the Company. To the extent that this Restricted Stock Unit Agreement provides for a deferral of compensation within the meaning of Section 409A of the Code, this Restricted Stock Unit Agreement is intended to comply with Section 409A of the Code and shall be interpreted consistent with such intent. References in this Restricted Stock Unit Agreement to Section 409A of the Code also shall be deemed to include reference to applicable regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, regulations or guidance. To the extent applicable, each and every payment made pursuant to this Restricted Stock Unit Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, the Company does not guarantee to the Participant that this Restricted Stock Unit Agreement is exempt from or complies with Section 409A of the Code, and shall not indemnify or hold harmless the Participant with respect to any tax consequences that arise from any such failure to meet an exemption under or comply with Section 409A of the Code.

16.Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, if the Restricted Stock Units are to be settled in shares of Common Stock, the Company shall be under no obligation to issue any shares of Common Stock to the Participant pursuant to this Restricted Stock Unit Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Restricted Stock Unit Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to any Common Stock that may be issued pursuant to this Restricted Stock Unit Agreement. The Company may require that the Participant make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.
17.Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Restricted Stock Unit Agreement shall be determined by the Committee in its sole and absolute discretion, and any determination or other interpretation by the Committee in connection with this Restricted Stock Unit Agreement shall be final, binding and conclusive on all parties affected thereby.
18.Personal Data. The Participant acknowledges that Plan participation and receipt of awards under the Plan (including the Restricted Stock Units) involve the use and transfer, in electronic or other form, of personal data about the Participant between and among the Company, its Subsidiaries and third-party service providers. This data may include, but is not limited to, the Participant’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Participant, and details of awards granted to the Participant under the Plan, including the Restricted Stock Units. By accepting the Restricted Stock Units, the Participant consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the Restricted Stock Units and the Participant’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Participant may deposit any shares of Common Stock.
19.Miscellaneous.
(a)Binding on Successors and Representatives. Subject to the transfer restrictions applicable to the Participant hereunder and other conditions hereof, this Restricted Stock Unit Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Participant’s heirs, executors, administrators and personal representatives, and the parties agree, for themselves and their successors and representatives to execute any instrument that may be necessary legally to effect the terms and conditions of this Restricted Stock Unit Agreement.
(b)No Employment or Service Rights. Nothing contained in this Restricted Stock Unit Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary (or to continue or be retained in any particular position or capacity) nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Participant’s employment by, or performance of services for, the Company or Subsidiary at any time.
(c)Entire Agreement. This Restricted Stock Unit Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock Units and supersede any previous agreement, whether written or oral, with respect thereto. This Restricted Stock Unit Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Restricted Stock Unit Agreement and the terms of the Plan, the terms of the Plan shall control.
(d)Amendment. Neither this Restricted Stock Unit Agreement nor any of its terms and conditions may be altered or amended orally, and amendments shall be evidenced in writing. The Company and the Committee may at any time amend the terms of this Restricted Stock Unit Agreement, but an amendment shall not adversely affect in any material way the rights of the Participant without the Participant’s consent except as otherwise provided or permitted by the Plan or this Restricted Stock Unit Agreement. In addition, the Company or the Committee may, without obtaining the Participant’s written consent, amend this Restricted Stock Unit Agreement in any respect either deems necessary or advisable to comply with Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Restricted Stock Unit Agreement from being subject to Section 409A of the Code.
(e)Construction of Terms. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.
(f)Notices. Except with respect to notices and other materials from the Company provided as described in Section 19(i) below, all notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, when so delivered; (ii) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service; or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:
Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: Chief Financial Officer	Attention: General Counsel
4401 Colwick Road	4401 Colwick Road
Charlotte, NC 28211	Charlotte, NC 28211

If to the Participant:

The Participant’s address appearing in the Company’s records.

(g)Governing Law. This Restricted Stock Unit Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this Restricted Stock Unit Agreement shall be instituted only in the state or federal courts sitting in Mecklenburg County, North Carolina.
(h)Severability. The invalidity or unenforceability of any particular provision of this Restricted Stock Unit Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision were omitted.
(i)Electronic Delivery, [Acceptance] and Acknowledgement. [The Participant hereby acknowledges and agrees that this Restricted Stock Unit Agreement is being accepted and agreed to by the Participant electronically. By electronically accepting this Restricted Stock Unit Agreement, the Participant agrees to be bound by all terms and provisions of this Restricted Stock Unit Agreement and the Plan.] The Participant also acknowledges and agrees that the Company may, in its discretion, deliver documents related to the Restricted Stock Units and participation in the Plan (including, without limitation, this Restricted Stock Unit Agreement, Plan documents, and disclosures that may be required by the Securities and Exchange Commission or applicable law) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Participant consents to receive documents in such manner. To the extent required by applicable law, the Participant also may request paper copies of documents delivered electronically and may withdraw consent to receive documents electronically by written notice to the Company. Notwithstanding the foregoing, the Company also may require or permit the Participant to accept and execute this Restricted Stock Unit Agreement in such hard copy form as the Company may prescribe. Regardless of whether the Company delivers and permits or requires acceptance of this Restricted Stock Unit Agreement electronically or in hard copy form, the Participant agrees to be bound by all terms and provisions of this Restricted Stock Unit Agreement and the Plan.

This Restricted Stock Unit Agreement is accepted and agreed to by the parties effective as of the day and year first written above.

SONIC AUTOMOTIVE, INC. By: Title:	PARTICIPANT: [NAME]

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